Exhibit 99.1

Ocean Power Technologies Announces Results for the
Fiscal Third Quarter Ended January 31, 2015

●	Multiple PowerBuoy® deployments are anticipated in calendar 2015

●	Primary focus on off-grid power production at smaller scales

●	Continued emphasis on PowerBuoy reliability, durability, and cost reduction, and thus advancement toward commercial status.

Pennington, NJ – March 11, 2015 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its Fiscal 2015 third quarter ended January 31, 2015 (“fiscal 2015”).

George H. Kirby, President and Chief Executive of OPT, stated, “I am pleased to report that during the third quarter we successfully completed the relocation and reassembly of the PB40 PowerBuoy in Bayonne, New Jersey. We expect the PB40 PowerBuoy to be fully tested and ready for deployment this month. Actual deployment will occur as soon as final permits are received and an acceptable weather window opens. The PB40 features our Modular Power Take-Off (“MPTO”), which can be scaled for buoys of various sizes and a range of power outputs. Furthermore, several of the PB40 components and subsystems are common to our APB-350 PowerBuoy and we expect that the PB40 deployment will further validate critical design and performance parameters related to the on-going APB-350 optimization.

In addition, we have made significant progress on the development of our optimized APB-350 PowerBuoy, consistent with our strategic shift to capitalize on the growing market for off-grid power production at smaller scales. We are excited about our next generation prototype APB-350 (A1) which we expect to deploy in the summer of 2015. A1 will utilize the existing structure deployed in 2013 and will include a newly designed PTO and upgraded components. Our second planned 2015 prototype APB-350 (A2) is being designed with an optimized geometry for improved operating efficiency as well as reduced fabrication, transportation and deployment costs. The A2 PowerBuoy is expected to undergo a preliminary design review in the second calendar quarter of 2015, with an anticipated deployment in late 2015.”

Results for the Fiscal Third Quarter Ended January 31, 2015

For the three months ended January 31, 2015, OPT reported revenue of $0.3 million, as compared to revenue of $0.2 million for the three months ended January 31, 2014. The increase in revenue is primarily related to increased billable work under the current phase of our project with Mitsui Engineering & Shipbuilding (“MES”). The MES project is currently undergoing a stage-gate review as discussed more fully in the MD&A section of our filing on Form 10-Q for the quarterly period ended January 31, 2015.

The net loss for the three months ended January 31, 2015 was $2.2 million as compared to a net loss of $0.8 million for the three months ended January 31, 2014. The increase in the Company's net loss year-over-year primarily reflects increased product development costs associated with our PB40 PowerBuoy project that we intend to deploy off the coast of New Jersey and increased costs associated with the next design iteration of the prototype APB-350. In addition, costs increased related to higher consulting fees and patent amortization costs related to shortening the estimated useful lives for recording amortization expense. These increases were partially offset by decreased site development expenses related to our terminated project in Australia. The increase in net loss was also a result of a decrease in income tax benefits and losses on foreign exchange.

Results for the Nine Months Ended January 31, 2015

For the nine months ended January 31, 2015, OPT reported revenue of $3.6 million, as compared to revenue of $1.1 million for the nine months ended January 31, 2014. The increase in revenue is primarily related to increased billable work for the removal of the anchoring and mooring equipment from the seabed off the coast of Oregon, increased billable work under the current phase of our project with MES and the completion of our WavePort contract with the European Union (“EC”). These increases were partially offset by decreased revenue on other billable development projects.

The net loss for the nine months ended January 31, 2015 was $9.9 million, as compared to a net loss of $7.9 million for the nine months ended January 31, 2014. The increase in the Company's net loss year-over-year primarily reflects increased estimated project costs associated with our contract with MES, increased legal fees as well as higher consulting and patent amortization costs. These increases were partially offset by decreased product development costs due to the substantial completion of our cost-sharing contract with the US Department of Energy (“DOE”), for our Reedsport project in Oregon and decreased costs associated with other internally funded development, in addition to employee related costs and decreased site development expenses related to our terminated project in Australia.

Balance Sheet and Available Cash

As of January 31, 2015, total cash, cash equivalents, and marketable securities were $19.9 million, down from $28.4 million on April 30, 2014. At January 31, 2015, restricted cash was $0.6 million, compared with $7.3 million as of April 30, 2014. This significant decrease in restricted cash is primarily due to the return of $4.7 million in customer advance payments that we had received for our former contract with Australian Renewable Energy Agency (“ARENA”) in March 2014, $0.5 million in GST tax for the Australian Tax Authorities and $0.8 million for the Oregon Department of State Lands relating to the Oregon project that had been classified as restricted cash. Net cash used in operating activities was $14.8 million and $8.1 million for the nine months ended January 31, 2015 and 2014, respectively. The increased cash used in operating activities of $6.7 million included the return of the $4.7 million to ARENA.

Conclusion

Mr. Kirby concluded, “We also continued to increase our technical capabilities this quarter with the addition of engineering resources as we accelerate our technology development. Our market engagements are confirming the significant interest in off-grid autonomous power applications. We remain focused on this year’s successful deployments of the PB40 and the next generations of the APB-350 in order to validate durability and reliability while seeking new customers and partners as part of our commercialization efforts.”

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results. The call will be held on Wednesday, March 11, 2015, at 10:00 a.m. Eastern Time. Please call (866) 318-8613; pass code is 56834949. Additionally, the call will be webcast live at the Company's website at www.oceanpowertechnologies.com. A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Monday, March 16, 2015. To listen to the archived call, dial (888) 286-8010 and enter pass code 40246366, or access the webcast replay via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in advanced autonomous (not grid connected), cost-effective, and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

 This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

FINANCIAL TABLES FOLLOW. Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations section.

Company Contact: Mark A. Featherstone, Chief Financial Officer of OPT Phone: 609.730.0400

Consolidated Balance Sheets as of

January 31, 2015 and April 30, 2014

ASSETS	January 31, 2015	April 30, 2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$19,868,906	$13,858,659
Marketable securities	50,000	14,493,881
Restricted cash	469,525	6,124,960
Accounts receivable	18,991	308,731
Unbilled receivables	189,265	37,410
Other current assets	330,010	568,377
Total current assets	20,926,697	35,392,018
Property and equipment, net	262,850	317,513
Patents, net	207,077	828,298
Restricted cash	75,000	1,221,696
Other noncurrent assets	426,677	325,310
Total assets	$21,898,301	$38,084,835
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$141,896	$501,397
Accrued expenses	2,448,855	2,931,239
Advance payment received from customer	—	4,709,055
Unearned revenues	—	992,447
Current portion of long-term debt	100,000	100,000
Total current liabilities	2,690,751	9,234,138
Long-term debt	75,000	150,000
Deferred credits	600,000	600,000
Total liabilities	3,365,751	9,984,138
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 18,393,269 and 17,593,637 shares, respectively	18,393	17,594
Treasury stock, at cost; 38,658 and 37,852 shares, respectively	(132,016)	(130,707)
Additional paid-in capital	180,692,849	180,454,341
Accumulated deficit	(161,478,920)	(151,640,503)
Accumulated other comprehensive loss	(167,971)	(225,733)
Total Ocean Power Technologies, Inc. stockholders’ equity	18,932,335	28,474,992
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	(399,785)	(374,295)
Total equity	18,532,550	28,100,697
Total liabilities and stockholders’ equity	$21,898,301	$38,084,835

Consolidated Statements of Operations

For the Three and Nine Months Ended January 31, 2015 and 2014

(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
Revenues	$328,511	$199,622	$3,616,827	$1,124,157
Cost of revenues	379,106	193,213	4,344,346	1,115,925
Gross (loss) profit	(50,595)	6,409	(727,519)	8,232
Operating expenses:
Product development costs	1,082,628	785,946	2,227,060	3,666,980
Selling, general and administrative costs	1,956,702	1,771,560	7,788,552	6,128,211
Total operating expenses	3,039,330	2,557,506	10,015,612	9,795,191
Operating loss	(3,089,925)	(2,551,097)	(10,743,131)	(9,786,959)
Interest income (expense), net	6,793	3,336	(48,403)	6,573
Other income	―	―	185,000	―
Foreign exchange (loss) gain	(246,002)	23,448	(467,909)	152,575
Loss before income taxes	(3,329,134)	(2,524,313)	(11,074,443)	(9,627,811)
Income tax benefit	1,137,872	1,745,895	1,137,872	1,745,895
Net loss	(2,191,262)	(778,418)	(9,936,571)	(7,881,916)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	5,291	38,628	98,154	121,599
Net loss attributable to Ocean Power Technologies, Inc.	$(2,185,971)	$(739,790)	$(9,838,417)	$(7,760,317)
Basic and diluted net loss per share	$(0.12)	$(0.06)	$(0.56)	$(0.71)
Weighted average shares used to compute basic and diluted net loss per share	17,508,270	12,163,239	17,484,839	10,995,525

Consolidated Statements of Cash Flows

For the Nine Months Ended January 31, 2015 and 2014

(Unaudited)

	Nine Months Ended January 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(9,936,571)	$(7,881,916)
Adjustments to reconcile net loss to net cash used in operating activities
Foreign exchange loss (gain)	467,909	(152,575)
Depreciation and amortization	727,188	321,237
Loss on disposals of property, plant and equipment	3,771	―
Treasury note premium amortization	―	5,391
Compensation expense related to stock option grants & restricted stock	238,657	569,540
Allowance for doubtful accounts receivable	―	(296,174)
Changes in operating assets and liabilities:
Accounts receivable	289,740	664,225
Long-term receivables	―	209,906
Unbilled receivables	(151,855)	(205,541)
Other current assets	229,910	(176,254)
Other noncurrent assets	(134,126)	(141,788)
Accounts payable	(348,795)	(229,680)
Accrued expenses	(435,950)	(305,655)
Return of advanced payment to customer	(4,709,055)	―
Unearned revenues	(992,447)	(452,864)
Long-term unearned revenues	―	20,131
Net cash used in operating activities	(14,751,624)	(8,052,017)
Cash flows from investing activities:
Purchases of marketable securities	(13,796,959)	(18,494,272)
Maturities of marketable securities	28,240,840	20,989,422
Restricted cash	6,787,329	(745,000)
Purchases of equipment	(54,466)	(21,191)
Net cashed provided by investing activities	21,176,744	1,728,959
Cash flows from financing activities:
Proceeds from the sale of common stock, net of issuance costs	650	5,933,259
Exercise of stock options	―	8,000
Repayment of debt	(75,000)	(75,000)
Acquisition of treasury stock	(1,309)	(6,814)
Net cash (used in) provided by financing activities	(75,659)	5,859,445
Effect of exchange rate changes on cash and cash equivalents	(339,214)	7,463
Net increase (decrease) in cash and cash equivalents	6,010,247	(456,150)
Cash and cash equivalents, beginning of period	13,858,659	6,372,788
Cash and cash equivalents, end of period	$19,868,906	$5,916,638
Supplemental disclosure of noncash investing and financing activities:
Capitalized purchases of equipment financed through accounts payable and accrued expenses	$1,110	―